CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - AUGUST 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,995.347 units) at July 31, 2012	$9,248,154
Additions of 76.067 units on August 31, 2012	85,006
Redemptions of (0.000) units on August 31, 2012	0
Offering Costs	(3,738)
Net Income (Loss) - August 2012	(309,529)

Net Asset Value (8,071.414 units) at August 31, 2012	$9,019,893

Net Asset Value per Unit at August 31, 2012	$1,117.51

Partners' Capital - Class B

Net Asset Value (371.506 units) at July 31, 2012	$372,553
Additions of 131.627 units on August 31, 2012	126,609
Redemptions of (0.000) units on August 31, 2012	-
Offering Costs	(149)
Net Income (Loss) - August 2012	(15,065)

Net Asset Value (503.133 units) at August 31, 2012	$483,948

Net Asset Value per Unit at August 31, 2012	$961.87

Partners' Capital - Class C

Net Asset Value (8,514.234 units) at July 31, 2012	$10,182,803
Additions of 112.334 units on August 31, 2012	130,007
Redemptions of (0.000) units onAugust 31, 2012	0
Offering Costs	(4,123)
Net Income (Loss) - August 2012	(324,938)

Net Asset Value (8,626.568 units) at August 31, 2012	$9,983,749

Net Asset Value per Unit at August 31, 2012	$1,157.33

Partners' Capital - Class D

Net Asset Value (730.061 units) at July 31, 2012	$749,828
Additions of 30.224 units on August 31, 2012	30,001
Redemptions of (43.289) units on August 31, 2012	(42,970)
Offering Costs	(303)
Net Income (Loss) - August 2012	(24,851)

Net Asset Value (716.996 units) at August 31, 2012	$711,705

Net Asset Value per Unit at August 31, 2012	$992.62

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$(189,352)
Change in unrealized	27,287
Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(600,485)
Intrest Income (Loss)	(2,199)
Total income	(764,749)

Expenses:
Management fee	33,249
Performance fee	(160,339)
Sales and brokerage fee	28,065
Operating expenses	8,659
Total Expenses	(90,366)
Net Income (Loss) - August 2012	$(674,383)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on August 31, 2012	$1,117.51
Net Asset Value per Unit on July 31, 2012	$1,156.69
Unit Value Monthly Gain (Loss) %	-3.39%
Fund 2012 calendar YTD Gain (Loss) %	1.91%

Partners' Capital - Class B

Net Asset Value per Unit on August 31, 2012	$961.87
Net Asset Value per Unit on July 31, 2012	$1,002.82
Unit Value Monthly Gain (Loss) %	-4.08%
Fund 2012 calendar YTD Gain (Loss) %	2.06%

Partners' Capital - Class C

Net Asset Value per Unit on August 31, 2012	$1,157.33
Net Asset Value per Unit on July 31, 2012	$1,195.97
Unit Value Monthly Gain (Loss) %	-3.23%
Fund 2012 calendar YTD Gain (Loss) %	2.64%

Partners' Capital - Class D

Net Asset Value per Unit on August 31, 2012	$992.62
Net Asset Value per Unit on July 31, 2012	$1,027.08
Unit Value Monthly Gain (Loss) %	-3.36%
Fund 2012 calendar YTD Gain (Loss) %	3.40%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Diversified Trend Following Strategies Mitigate August Decline.  During the month of August, the Fund’s strategies experienced losses in the foreign exchange, fixed income, and commodity sectors, partially offset by gains in equity indices.  Increased central bank activity in Europe and the U.S. along with better-than-expected economic data in the U.S. caused significant moves in several global markets, driving losses in the Fund’s trend following strategies. The Fund’s diversity of lookback period in trend following strategies helped to mitigate losses.

In the foreign exchange markets, the Fund’s short positions in the Swiss Franc and the Euro currency vs. the U.S. Dollar suffered as rising expectations of European Central Bank (ECB) action threatened to remove some of the tail risks around the sovereign debt crisis.  The Swiss Franc emerged as one of the strongest G10 currencies for the month (+2.9%) as the Swiss National Bank reserves made new highs in an effort to defend the 1.2000 floor in EUR/CHF.  Additional losses were recorded in the commodity markets from the Fund’s short positions in base metals and short position in cotton.  Prices increased across the base metals on a general covering of short positions in risk assets due to the anticipation of further central bank action.  Deteriorating U.S. crop conditions, Indian production worries, and speculation of Chinese purchases caused an increase in cotton prices and subsequent losses in the Fund’s short position in the soft commodity.  Smaller losses came from fixed income markets, resulting in part from Mario Draghi’s “whatever it takes” speech, with partially offsetting gains recorded from long equity indices positions in the sector.  Moves in the fixed income and equity indices sectors resulted generally from anticipation of ECB action and improving U.S. economic data.

Performance in August and throughout 2012 has continued to affirm the Fund’s commitment to maintaining a diversified suite of strategies in an attempt to both mitigate losses during difficult periods and provide attractive risk-adjusted returns.  During the month of August, the Fund has engaged a third-party cash management program with Horizon Management LLC (advisor) and Northern Trust Company (custodian).  Assets of the Fund continue to be held at Northern Trust Company in custodial accounts and managed by Horizon Management LLC. The Fund has also The Fund has entered into an Administration Agreement with SEI Global Services, Inc.  (“SEI”) pursuant to which, commencing on or about August 31, 2012, SEI will perform certain administrative and accounting services for the Fund, including independently calculating the Fund’s net asset value.  The fees payable under this Administration Agreement are considered operating expenses.  The Fund’s operating expenses are estimated to be 0.50% (and will not exceed 0.50%) of the Fund’s net asset value per annum. For further discussion regarding the Fund's cash management program or its operating expenses, please refer to the Prospectus.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.